June 17, 2013

Dear Shareholder,

I am happy to inform you that Revolutionary Concepts, Inc. (RCI) continues to make advancements in establishing the company as a key contributor in the wireless communications and surveillance industry and building shareholder value. I hope you have been tracking the filings and occasional press releases over the past year. Below are some of the milestones achieved this past year that continue to position the company for a great 2013 and beyond.

Mar 12, 2012 RCI received a patent for its child car seat that utilizes a smart camera supported by a wireless interface to accomplish 2-way communication, wireless gaming and education, entertainment and enhanced safety.

Mar 20, 2012 RCI received five (5) additional patents expanding the claims of the original patent, securely positioning RCI for development, licensing opportunities, and full patent protection from infringing companies.

Apr 17, 2012 RCI initiates a relationship with an international conglomerate related to the EyeTalk medical technology. Details of this relationship cannot be disclosed by mutual agreement and are currently underway.

Sept 11, 2012 IQmagine begins development of the RCI licensed toy project.

Oct 9, 2012 International conglomerate notifies RCI that the EyeTalk Medical technology will be presented in Hawaii in January 2013.

Dec 7, 2012 Revolutionary Concepts acquires Greenwood Finance Group, LLC.

Dec 13, 2012 IQmagine completes prototype development of the toy project for monitoring children. IQmagine notifies RCI that licensing efforts will begin with the development of a proprietary website underway.

2013 is off to a fantastic start. Our patents received very significant 3rd party validation at the end of 2012, when the United States Patent and Trade Office rejected the patent application of a major security provider, citing RCI’s patents in their references.

Additionally, on February 7, 2013 RCI engaged the services of a highly skilled individual with an impressive history in investment banking and deal structuring with Fortune 500 companies, including patent and licensing experience. Through this engagement, monetization opportunities are being examined with hardware manufacturers, service providers, software developers and end solution resellers in the security, monitoring, and communication industries. Various types of monetization methods are being examined in each of these categories. We believe extensive opportunities exist from both existing technologies in the marketplace that are governed by these patents and others coming to market in the near future that would benefit tremendously from the protection and exclusivity that our patents would provide. We also believe these opportunities are not at risk from an immediate time element due to the fact the awarded patent rights being pursued and the market protections seeking to be monetized are unique and cannot be duplicated over the life of our patents which is 20 years.

RCI holds key patents claiming much of the functionality we see emerging as the need for video surveillance is increasing in all areas of today’s world. Unfortunate incidents from home invasions to terrorist threats rely on critical video data and a new dimension in video surveillance known as video analytics, which is also described in our patents.

I realize perhaps more than anyone, the time it has taken to create the value we know lies in our patents. It has not been easy; however, the joy and confidence in watching our efforts unfold far greater than originally perceived is comforting. Benjamin Franklin once quoted, “He that can have patience can have what he will”. I am overjoyed to share with you that we are on solid footing and pursuing licensing agreements that will generate value for our shareholders.

A new website was recently developed to assist company’s exploring RCI’s portfolio of patents to easily navigate and examine our patents. A description of each patent is highlighted and the claims contained in each patent are clearly explained. You may wish to visit the site to gain a clearer understanding of what our assets cover. The site is www.WirelessPatentPortfolio.com (which website is expressly not incorporated by reference to any RCI filings with the Securities and Exchange Commission)..

Our partnerships with Rainco Industries and Greenwood Finance Group have allowed us to survive very trying times to keep operations going. RCI has remained very diligent in its efforts to monetize our assets and create the shareholder value we all expected. I know the divine favor on our company and our purpose is the ultimate reason we are positioned for greatness.

Thank you for your continued positive support, as we work to finalize our years of effort.

Ronald Carter, President/CEO

About Revolutionary Concepts, Inc.

Revolutionary Concepts, Inc. is a development stage company focused on the design and development of the Eye Talk Communicator. It serves as an entry management system and gives users the ability to remotely and interactively monitor via two-way communication and control an IP camera while using a personal communication device. Additional uses for the device include medical applications, sporting component, and infant care technology. Revolutionary Concepts Inc. is headquartered in Charlotte, NC with consultants located throughout the United States. www.revolutionaryconceptsinc.com

About Greenwood Finance Group, LLC.

With representatives in Atlanta and Charlotte, Greenwood Finance Group is a private equity firm consisting of a team of individuals who understand the work that goes into developing businesses in their beginning stages. In addition to providing funding through our Green Path Fund, Greenwood Finance Group provides consultation services to help business leader’s map out plans and goals for continued success. Greenwood Finance Group provides broad-spectrum investment and capital services to small-cap and micro-cap companies; strategically positioning them for long-term growth and profitability. Greenwood delivers, through our global network of investment partners and private equity groups, the capabilities to quickly tailor funding solutions that meet the unique needs of each client which can be tailored to a client’s capital funding needs so it can focus on growing the company.

Safe Harbor Statement - There are matters discussed in this media information that are forward looking statements within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. Such statements are only forecasts and actual events or results may differ materially from those discussed. For a discussion of important factors which could cause actual results to differ from the forward looking statements, refer to Revolutionary Concepts Inc.'s most recent annual report and accounts and other SEC filings. The company undertakes no obligation to update publicly, or revise, forward looking statements, whether as a result of new information, future events or otherwise, except to the extent legally required.

CONTACT: Revolutionary Concepts

info@revolutionaryconceptsinc.com

Phone: (980) 225-5376

www.revolutionaryconceptsinc.com